Exhibit 99.2

Philip Morris International Inc.
2017 First-Quarter Results Conference Call
April 20, 2017

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2017 first-quarter results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

During our call today, please note the following unless otherwise stated. First, we will be talking about results for the first quarter of 2017 and comparing them to the same period in 2016. Second, all references to total industry, PMI volume and PMI market share performance now reflect cigarettes and PMI's heated tobacco units for those markets that have commercial sales of IQOS.

A glossary of terms, adjustments and other calculations, as well as reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Reduced-risk products, or “RRPs,” is the term we use to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

As announced this morning, we are increasing our 2017 reported diluted EPS guidance, at prevailing exchange rates, by four cents to a range of $4.84 to $4.99, for a favorable tax item only. Our guidance continues to include eight cents of unfavorable currency.

Excluding currency and the tax item, our guidance represents a growth rate of approximately 9% to 12% compared to our adjusted diluted EPS of $4.48 in 2016.

As a reminder, we expect our currency-neutral financial growth to be skewed toward the second-half of 2017, notably reflecting increased heated tobacco unit capacity and improving returns on our RRP investments as the year unfolds.

(SLIDE 5.)

Let me now take you through our first-quarter results, beginning with our combined cigarette and heated tobacco unit shipment volume, which declined by 9.4%, or 7.8% excluding estimated inventory movements.

The decline was due primarily to the impact of lower cigarette industry volume, partly reflecting the macroeconomic environment in Indonesia, Pakistan, the Philippines and Russia, as well as a high prevalence of illicit trade in Pakistan and the Philippines.

(SLIDE 6.)

As seen on the left of this slide, over half of the total decline consisted of low-price segment volumes, some of which contributed very little, if any, unit margin.

This limited the impact on our profitability and differs dramatically from the overall price segment split of our premium-positioned portfolio, as shown on the right.

(SLIDE 7.)

Our first-quarter volume decline was slightly larger than anticipated, due essentially to the lower industry volume in Pakistan and the Philippines, as well as the magnitude of unfavorable inventory movements in Italy and Spain.

For the full year, we expect a combined decline of 3% to 4%, broadly in line with last year. The expected improvement over the balance of 2017 is supported by three main factors: the lapping of challenging first-half comparisons versus 2016 in select geographies such as Argentina, the EU Region and Turkey; a lower impact of estimated unfavorable inventory movements on a full-year basis; and significantly higher heated tobacco unit volume.

(SLIDE 8.)

Despite the cigarette-driven volume decline, net revenues in the first quarter increased by 1.7%, excluding currency. This growth reflected favorable pricing, particularly in the Asia and EEMA Regions, as well as higher heated tobacco unit and IQOS device sales. For the year, we continue to anticipate currency-neutral net revenue growth above 6%.

Adjusted OCI declined by 1.7%, excluding currency, primarily reflecting lower cigarette volume, as well as significantly higher investments behind the commercialization of IQOS, notably in the EU Region and Japan.

Adjusted diluted EPS were flat at 98 cents, with no currency impact, as the favorable effect of currencies such as the Indonesian Rupiah, Japanese Yen, Russian Ruble and Swiss Franc were offset by the negative effect related to the Egyptian Pound, Mexican Peso and Turkish Lira.

(SLIDE 9.)

Our strong pricing variance represents 6.7% of first-quarter 2016 net revenues, and included positive contributions from all four Regions.

During the quarter, we announced or implemented price increases in a number of markets, notably Argentina, Germany, Indonesia and Turkey, as well as others shown on this slide.

(SLIDE 10.)

Our first-quarter market share excluding China and the U.S. declined by 0.9 points to 26.8%, due principally to brands in below-premium price segments, such as low-price Morven Gold in Pakistan, Fortune and Jackpot in the Philippines, and Next/Dubliss in Russia.

Our premium brands performed well in the quarter, contributing 0.2 points of market share growth, driven by the strong performance of our heated tobacco brands.

(SLIDE 11.)

I will now discuss a few of our key geographies, beginning with the EU Region.

Industry volume declined by 2.8% in the quarter, consistent with the secular decrease in the market and our full-year decline forecast of 2% to 3%. Our volume was down by 7.1%, but was impacted by estimated unfavorable distributor cigarette inventory movements, notably related to the implementation of the Tobacco Products Directive in France, Italy and Spain. Excluding these inventory movements, our volume declined by 2.9%, broadly in line with the industry.

Our Regional market share was essentially flat in the quarter, with growth in markets such as France, Germany, Poland and the U.K., offset by declines notably in Italy and Spain.

In Italy, the share decline was due mainly to Philip Morris, reflecting the growth of the super-low price segment, as well as Marlboro, which is the only major cigarette brand above the round five Euro per pack price point. Marlboro was also impacted by the TPD's ban on pack sizes of 10 cigarettes, which contributed approximately 12% of the brand's cigarette volume prior to the ban. On a sequential basis, our total share in Italy was up slightly versus the fourth quarter, supported by the growth of HEETS.

In Spain, the share decline was due principally to Marlboro cigarettes, notably reflecting the brand's passing of the round five Euro per pack price point in the vending channel, which accounts for nearly 30% of Marlboro's cigarette volume.

(SLIDE 12.)

Moving to Russia, industry volume declined by 7.9% in the quarter, due primarily to the impact of excise tax-driven price increases. For the full year, we expect the decline to moderate to a range of 5% to 6%.

Our February quarter-to-date cigarette share declined by 0.4 points versus the same period last year, due mainly to the slower penetration of competitors' price increases. However, our share has increased sequentially over the past two quarters, driven by low-price Bond Street, as well as Philip Morris, which has benefited in part from the consolidation of certain local brands into the Philip Morris trademark.

As evidenced by the brands driving our sequential cigarette share performance, we are observing further downtrading in Russia. While the presence of big packs has declined following the ban on their production as of July last year, residual volumes remain in the supply chain and we are continuing to witness price competition around limited pack editions with discounts equivalent to the per-stick price of big packs.

Importantly, we are effectively balancing our market share and profitability growth in Russia.

(SLIDE 13.)

Turning now to the Philippines, we continue to prioritize the growth of our premium portfolio's profitability over the defense of low-margin volume and share.

Higher pricing and favorable portfolio mix, reflecting the strong performance of Marlboro, drove profitability growth in the quarter, despite a cigarette industry volume decline of 15.6%.

Marlboro's cigarette share increased by 5.0 points to 32.5%, driven by in-switching from lower-priced brands. To further highlight Marlboro's strength, its sequential share has now increased for 11 straight quarters.

Our total cigarette share decline in the quarter was due mainly to the timing of competitors' price increases, as well as continued competitor discounting at the bottom of the market, which led to widened price gaps notably compared to Fortune and Jackpot. We are therefore encouraged by the Government's renewed focus on addressing illicit trade, including excise tax stamp compliance. We are hopeful for sustained enforcement to address the issue long term, which we believe should ensure that prices at the bottom of the market reflect full excise tax payment.

(SLIDE 14.)

In Indonesia, cigarette industry volume declined by 5.5% in the quarter, reflecting the continued soft economic environment and above-inflation tax-driven retail price increases. While history shows that quarterly trends in the market can be volatile, we anticipate a decline of 1% to 2% for the full year, in line with 2016.

Our cigarette market share declined by 0.5 points in the quarter, due mainly to Sampoerna A, our leading lighter-tasting machine-made kretek brand, as well as Marlboro in the "whites" segment, following its passing of the 20,000 Rupiah per pack price point. The decline was partly offset by the growth of full-flavor machine-made kretek offers such as U Bold and Marlboro Filter Black. The latter has been gradually expanded since its initial launch in 25 cities last September, and reached 1.0% national share in the first quarter.

(SLIDE 15.)

In Japan, the strong performance of IQOS continues to be the primary driver of our results. Market share increased by 5.4 points in the quarter to 30.0%, driven mainly by the growth of Marlboro HeatSticks. Marlboro's share, including cigarettes and HeatSticks, increased by 5.7 points to 17.1%.

Industry volume declined by 7.4%, or by 4.3% excluding inventory movements.

(SLIDE 16.)

The strong performance of IQOS in Japan is further evidenced by the weekly offtake shares for Marlboro HeatSticks. As seen on this chart, the brand closed the quarter with a weekly offtake share of 9.6% nationally, 11.6% in Tokyo and 14.9% in Sendai.

We believe that the strong offtake performance in Sendai, in particular, clearly demonstrates the growing potential of the heated tobacco category in Japan.

(SLIDE 17.)

Turning to the commercialization of IQOS more broadly, we have now launched IQOS in key cities in 24 markets globally, following city launches in Colombia and Lithuania during the first quarter, and in Poland and Serbia earlier this month.

By year end, we continue to expect IQOS to be in key cities or nationwide in a total of 30 to 35 markets, subject to capacity.

(SLIDE 18.)

Importantly, our heated tobacco portfolio is beginning to achieve strong national market share growth sequentially in some of our early launch markets beyond Japan. For example, in Italy, Switzerland and Portugal, our national share reached 0.5%, 0.9% and 0.4%, respectively, in the first quarter of 2017.

These results have been achieved despite IQOS focus areas representing less than 35% of cigarette industry volume in each market.

(SLIDE 19.)

Our share performance in Germany is also worth highlighting. Given the limited focus area and relatively brief period since launch, national market share data are not yet meaningful. However, HEETS have recorded strong sequential offtake share growth in Berlin, Frankfurt and Munich, reaching a combined share of 0.6% in the first quarter and 0.8% in the last week of March.

(SLIDE 20.)

Let me now provide an update on our heated tobacco unit capacity.

We entered 2017 with approximately 15 billion units of installed annual capacity and continue to anticipate approximately 50 billion units of such capacity at year end. This translates to over 32 billion units in expected total capacity available for commercialization in 2017.

As additional capacity has come online this year, we have begun to gradually increase the number of IQOS devices available for sale in Japan, and will continue to do so as the year unfolds.

In addition, we have started to implement our plans to reach installed annual capacity of 100 billion units by the end of 2018. As a result, we expect to have approximately 75 billion units in total capacity available for commercialization in 2018.

In support of these plans, we recently announced our decision to convert our cigarette factory in Greece to heated tobacco unit production. Consequently, we are increasing our planned capital expenditures in 2017 to $1.6 billion, from the $1.5 billion previously communicated. We continue to target operating cash flow of $8.5 billion this year.

(SLIDE 21.)

In conclusion, our first-quarter results generally came in as expected, though cigarette volume was lower than anticipated.

Our key assumptions for the full year remain intact, namely currency-neutral net revenue growth above 6%, supported by favorable pricing as well as higher heated tobacco unit and IQOS device sales.

To build upon the exceptional performance of IQOS, we are making significant investments behind both commercialization and the expansion of heated tobacco unit capacity. Importantly, we currently estimate that approximately 1.8 million adult consumers have already quit smoking cigarettes and switched to IQOS.

Finally, the full-year outlook for our business remains strong. Our 2017 EPS guidance reflects a growth rate of approximately 9% to 12%, excluding currency and the favorable tax item, compared to adjusted diluted EPS of $4.48 in 2016.

(SLIDE 22.)

Thank you. I am now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team.

Thank you again and have a nice day.